EXHIBIT 99.1

Global Industries, Ltd.

For Immediate Release
PRESS RELEASE	Contact: Jeff Miller
05.15.2008.11	Tel: 281.529.7250
GLOBAL INDUSTRIES NAMES JEFFREY B. LEVOS
AS NEW CHIEF FINANCIAL OFFICER
CARLYSS, LOUISIANA (May 15, 2008) – Global Industries, Ltd. (NASDAQ: GLBL) (“Global”) today announced that Jeffrey B. Levos has been named Senior Vice President and Chief Financial Officer of the Company effective May 27, 2008. In his new role, Mr. Levos will be responsible for financial reporting, accounting, tax, treasury, and investor relations and will report to Peter Atkinson, President of Global.
Mr. Levos joins Global after eight (8) years at Cooper Industries, Ltd. where he served in several financial roles, most recently as Vice President, Finance & Chief Accounting Officer. Previously, Mr. Levos held financial executive roles with The Coastal Corporation and the accounting firm of Deloitte & Touche. He is a graduate of Westminster College and has completed the Harvard Advanced Management Program and is a Certified Public Accountant in the State of Texas.
“Jeff Levos brings broad financial and accounting expertise to Global. His extensive experience in leading financial operations in a multi-national company will be of significant assistance to Global in our efforts to expand operations in new and emerging oil and gas markets across the world,” said B.K. Chin, Chairman and Chief Executive Officer of the Company. “The addition of Mr. Levos further strengthens our management team and will permit Peter Atkinson to focus his attentions as President on implementation of our strategic plan and ongoing process improvements consistent with our goal of achieving operational excellence across Global”.
Global Industries, Ltd. is a leading offshore solutions provider of offshore construction, engineering, project management and support services including pipeline construction, platform installation and removal, deepwater/SURF installations, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on the NASDAQ Global Select Market under the symbol “GLBL”.
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.
#  #  #